CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS


We consent to (a) the inclusion in the Registration Statement of Westnet Communication Group, Inc. on Form SB-2 of our report dated June 25, 2000 and May 23, 2000, relating to the financial statements of Westnet Communication Group, Inc. as of May 31, 2000 and December 31, 1999, and for the periods from inception, October 14, 1999 through December 31, 1999 and the five months ended May 31, 2000; and (b) the reference to our firm in the Registration Statement under the caption "Experts."


Randy Simpson C.P.A. P.C.
Sandy, Utah
June 6, 2000